Pursuant to 17 CFR 240.24b-2, confidential information (indicated by [***]) has been omitted from this exhibit and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Exhibit 4.1

COAL SUPPLY AGREEMENT

BETWEEN

HARTSHORNE MINING GROUP, LLC

AND

LOUISVILLE GAS AND ELECTRIC COMPANY
and
KENTUCKY UTILITIES COMPANY

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001

i

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
9.5 Guaranty	29
Section 10. Force Majeure	29
10.1 General Force Majeure	29
10.2 Environmental Law Force Majeure	33
Section 11. Notices	34
11.1 Form and Place of Notice	34
11.2 Change of Person or Address	35
11.3 Electronic Data Transmittal	35
Section 12. Indemnity and Insurance	35
12.1 Indemnity	35
12.2 Insurance	36
Section 13. Termination for Default	38
Section 14. Taxes, Duties and Fees	38
Section 15. Documentation and Right of Audit	38
Section 16. Equal Employment Opportunity	39
Section 17. Coal Property Inspections	39
Section 18. Miscellaneous	40
18.1 Applicable Law	40
18.2 Headings	40
18.3 Waiver	40
18.4 Remedies Cumulative	41
18.5 Severability	41
18.6 Binding Effect	41
18.7 Relationship of the Parties	41
18.8 Several Liability	41
18.9 Limitation of Remedies	41
18.10 Forward Contract	42
18.11 Counterparts	42
18.12 Assignment	42
18.13 Entire Agreement	43
18.14 Amendments	43
Signature Page	44
Schedule 1 - Sample Coal Payment Calculations	45
Exhibit A – Milestones	47
Exhibit B – Producer’s Certificate	49
Exhibit C – Parental Guarantee	56

ii

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
COAL SUPPLY AGREEMENT

This is a coal supply agreement (the “Agreement”) dated as of October 15, 2015 by and between LOUISVILLE GAS AND ELECTRIC COMPANY (“LG&E”) and KENTUCKY UTILITIES COMPANY (“KU”), each a Kentucky corporation, with a common address at 220 West Main Street, Louisville, Kentucky 40202 (LG&E and KU are each individually sometimes herein called a “Buyer” as more particularly described below) and HARTSHORNE MINING GROUP, LLC, with an address at 6724 E Morgan Ave, Suite B, Evansville, Indiana 47715, a Delaware Limited Liability Company (herein called the “Seller”).

WITNESSETH:

WHEREAS, LG&E and KU are electric utility companies which desire to purchase steam coal; and

WHEREAS, Buyer and Seller desire to enter into a coal supply agreement pursuant to which the Seller will supply coal to Buyer and Producer (as hereinafter defined) will make certain representations under the terms as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 1.  GENERAL.

(a)       The above recitals are true and correct and comprise a part of this Agreement.

(b)       The Seller acknowledges that, while there will be no effect on the Base Quantity set forth in Section 3 below, LG&E and KU will allocate the quantity of coal to be purchased and received hereunder between themselves and that such allocation may change from time to time, at the sole discretion of LG&E and KU.  Therefore, the term “Buyer” as used herein shall mean: (a) with respect to any particular “Shipment” (as such term is defined in §6.2 below) actually received by either LG&E or KU, the party who actually received such shipment; and (b) as may be determined by LG&E and KU, in their sole discretion with respect to any time or circumstance under this Agreement that the party or parties constituting “Buyer” is not determined pursuant to clause (a) immediately above (including, without limitation, matters involving exercise of rights or remedies by Buyer or enforcing obligations, duties and liability against Buyer by Seller not involving Shipments or prior to receipt of Shipments), LG&E or KU (and in such percentage allocation, if applicable) as may be determined by LG&E or KU in their sole discretion.  As provided in §18.8 below, Seller agrees that the liability of each of LG&E and KU shall at all times be several and not joint.  Each party shall have the obligations, duties and liability of a Buyer hereunder only to the extent (and in the percentage, if applicable) that each such party is determined to be a “Buyer” pursuant to this paragraph.  Also LG&E and KU each shall have the rights and remedies of a Buyer hereunder only to the extent (and in the percentage, if applicable) that each of them is determined to be a “Buyer” pursuant to this paragraph.  In the event the determination of the “Buyer” pursuant to this paragraph is found contrary to law or unenforceable by any court of law, or cannot be reasonably made with respect to any particular circumstance for any reason, the rights, remedies, obligations, duties and liabilities of Buyer shall be allocated to each of LG&E and KU, severally and not jointly, 50% to each party.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
(c)       Seller will sell and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, steam coal subject to the terms and conditions set forth herein.

(d)       Each covenant, representation and warranty given by Seller herein is a material inducement for Buyer to enter into this Agreement.

SECTION 2.  TERM: CERTAIN TERMINATION RIGHTS.

§2.1     Term. The term of this Agreement shall commence as of the date hereof and shall continue through December 31, 2022, subject to the makeup provision of §3.2, unless sooner terminated pursuant to any of the terms or conditions set forth in this Agreement.

§2.2     Certain Termination Rights for Milestones.  Exhibit A hereto lists certain required events (“Milestones”) and dates associated therewith (“Milestone Dates”).  On or before each Milestone Date, such Milestone conditions shall have been met and Seller shall provide Buyer a written certificate and suitable accompanying evidence, attesting as to the bona-fide completion, occurrence and continuing nature of the applicable Milestone and of each prior Milestone as of such Milestone Date.  The certificate and evidence shall be in form reasonably satisfactory to Buyer.  In the event (a) Seller fails to deliver such certificate and evidence as of a Milestone Date or (b) Buyer reasonably disputes the accomplishment or continuance of the Milestone or Seller’s certificate or evidence, via written notice to Seller within [***] business days of receipt of a certificate, then there shall commence a cure period with respect to such Milestone (“Cure Period”), which Cure Period shall expire [***] days following such Milestone Date.  If, at the end of a Cure Period, the relevant Milestone has not been actually accomplished and certificate and evidence provided in form reasonably satisfactory to Buyer, then Buyer, in its sole discretion, shall have the right effective as of the date of such written notice to Seller, to terminate this Agreement and Buyer shall have no further obligation hereunder.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
The existence of a cure period or of forbearance by Buyer to terminate with respect to a particular Milestone or event shall not constitute a waiver by Buyer of any rights regarding other Milestones or events in this Section 2.2 or 2.3.  Buyer’s rights to terminate this Agreement as provided in Sections 2.2 and 2.3, as applicable, shall be Buyer’s sole and exclusive remedy for any breach or breaches by Seller of Seller’s obligations under Sections 2.2 and 2.3, as applicable.

§2.3     Termination Rights for Commercial Production Date.  Notwithstanding anything to the contrary in the preceding section, if coal is not being commercially produced from the Coal Property by May 1, 2018 with the ability to meet the quantity, source and quality characteristics as set forth in Sections 3, 4 and 6 of this Agreement, then Buyer, in its sole discretion, shall have the right so long as exercised by written notice to Seller prior to the actual delivery and acceptance of any coal (other than limited quantities for testing, sampling, or quality purposes) in accordance with the terms of the Agreement (the “§2.3 Notice”), to cause this Agreement to be terminated effective [***] days after the date of the §2.3 Notice, with the effect that Buyer shall have no further obligations hereunder from and after the effective date of such termination; provided, that, the §2.3 Notice shall have no force or effect if Seller achieves commercial operation as described above and completes actual delivery with acceptance by Buyer of coal in accordance with the terms of this Agreement prior to the termination date scheduled in the §2.3 Notice.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 3.  QUANTITY.

§3.1     Base Quantity.  Subject to the terms and conditions set forth in this Agreement, Seller shall sell and deliver, or cause to be delivered and Buyer shall purchase and receive, or cause to be received, the following annual base quantity of coal (“Base Quantity”):

YEAR	BASE QUANTITY (TONS)

2018	[***]

2019	[***]

2020	[***]

2021	[***]

2022	[***]

The Base Quantity of coal scheduled to be delivered in a given calendar year as set forth in the table above (as such quantity may be adjusted as provided in this Agreement) shall be delivered on a ratable basis during that calendar year, plus any Make-Up Tons required to be delivered pursuant to §3.2 (the Base Quantity plus any Make-Up Tons being hereafter collectively referred to as the “Annual Quantity”); provided, that, deliveries in 2018 will be made pursuant to a ramp-up schedule to be agreed between Buyer and Seller based on the development schedule of the Coal Property (as defined in §4.1).

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§3.2     Make-Up Tons.  Notwithstanding the provisions of §3.1 above, if Seller or Buyer fails to supply to or to take delivery of (as applicable) the entire Base Quantity scheduled for a particular year for any reason other than a Force Majeure Event (as provided in Section 10 hereof), then the non-defaulting party, may, at its sole option and without any obligation to do so, elect to make up such undelivered or unreceived quantities (“Make-Up Tons”) by having the defaulting party deliver or take delivery of the Make-Up Tons during the calendar year or portion thereof immediately following the calendar year in which such Make-Up Tons should have been delivered (the “Make-Up Year”).  If necessary, the term of this Agreement will be automatically extended to include the Make-Up Year.  Prior to making such election, the non-defaulting party may request from the defaulting party adequate assurances, satisfactory to non-defaulting party in its sole discretion, that the defaulting party is capable of delivering or receiving, and will deliver or receive (i) the Base Quantity established for the Make-Up Year by this Agreement and (ii) the Make-Up Tons during the Make-Up Year.

In the event the non-defaulting party makes the election to deliver or receive Make-Up Tons, as applicable, the defaulting party shall deliver or receive both the Base Quantity and the Make-Up Tons during the Make-Up Year pursuant to a new, mutually-agreed delivery schedule incorporating the delivery of the additional Make-Up Tons.  In such event, for accounting and payment purposes, the first tons delivered in the Make-Up Year shall be considered to be the Make-Up Tons, and deliveries of Make-Up Tons will not be considered a part of the Base Quantity established for the Make-Up Year.

If the defaulting party’s failure to deliver or receive all of the Base Quantity during a particular year constitutes a breach of or other violation under this Agreement, the existence of this §3.2 shall not act as a waiver by the non-defaulting party of such breach or violation, nor shall it act as a limitation on the non-defaulting party’s remedies.  However, if the non-defaulting party elects to deliver or receive the Make-Up Tons as provided in this §3.2, then such election and the receipt or delivery of the Make-Up Tons in the Make-Up Year shall be the non-defaulting party’s sole and exclusive remedy.  Nothing in this §3.2 shall limit the remedies of the non-defaulting party for any failure of the defaulting party to perform with regard to the delivery or receipt of Make-Up Tons.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§3.3     Delivery Schedule.  Shipments are to be made on a ratable basis as adjusted during the year to reflect Buyer’s outages, Seller’s annual miner’s vacation, and minor delays in transportation provided, that, deliveries in 2018 will be made pursuant to a ramp-up schedule to be agreed between Buyer and Seller based on the development schedule of the Coal Property (as defined in §4.1).  The parties will cooperate in the development of any adjustments to the delivery schedule.  Initial shipments shall begin on or about June 1, 2018.  Time is of the essence with respect to the Seller’s deliveries once a schedule is established.

SECTION 4.  SOURCE.

§4.1     Source.  The coal sold hereunder shall be supplied from geological seam Kentucky #9, from Hartshorne Mining, LLC’s Cypress Creek Mine, also known as the Buck Creek No. 1 Mine, located in McLean and Hopkins Counties, Kentucky (the “Coal Property”), except to the extent Seller provides substitute coal in accordance with the terms of this Agreement.  Seller represents that its wholly-owned subsidiary Hartshorne Mining, LLC identified in the Producer’s Certificate attached hereto as Exhibit B, (the “Producer”) has title to or legal control over the Coal Property and the coal located on the Coal Property.  Seller also represents and warrants that the coal, when delivered to Buyer will be free and clear of all liens and encumbrances and that Buyer will have good and marketable title to the delivered coal.  Seller shall obtain Producer’s execution of the Producer’s Certificate, which is incorporated herein by reference, and deliver such executed Producer’s Certificate to Buyer prior to the execution of this Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§4.2     Assurance of Capacity, Operation and Reserves.  Subject to the provisions of this Agreement, Seller represents and warrants that the Coal Property contains coal of such quality and in such quantities as will be sufficient to satisfy all the requirements of this Agreement.  Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantities and of the quality required by this Agreement.  Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal.  Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment and/or facilities and that Seller shall operate and maintain same at its sole expense. Seller has or timely will obtain, and will maintain, all required permits and licenses for the production and delivery of the coal as required by this Agreement.  Seller recognizes that the process of obtaining permits may be subject to delays and regulatory uncertainties.  Seller agrees and covenants to plan its permit acquisitions so as to prevent any interruption in its planned operations.  Seller represents and warrants that it has the right and authority to, and does hereby, dedicate to this Agreement sufficient reserves of coal meeting the quality specifications hereof and lying on or in the Coal Property to fulfill its obligations hereunder.

§4.3     Non-Diversion of Coal.  Seller agrees and warrants that it will not, without Buyer’s express prior written consent, use or sell coal from the Coal Property so as to reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§4.4     Seller’s Preparation of Mining Plan.  Seller shall prepare or have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate the Seller’s capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement.  Seller shall, promptly when available provide information to Buyer regarding such mining plan which shall contain maps and a narrative describing areas and seams of coal to be mined and shall include (but not be limited to) the following information: (i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually agreed) during the term of this Agreement, (ii) methods of mining such coal; (iii) methods of transporting and washing the coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and Btu; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller’s aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement.  Such complete mining plan shall be delivered to Buyer on or before March 31, 2017.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Buyer’s receipt of the mining plan or other information or data furnished by Seller (the “Mining Information”) shall not in any manner relieve Seller of any of the Seller’s obligations or responsibilities under this Agreement; nor shall Buyer’s review of the Mining Information be construed as constituting an approval of Seller’s proposed mining plan for any purposes.  Review by Buyer of Mining Information is solely for the purpose of allowing Buyer to evaluate Seller’s capability to supply coal as required by this Agreement, and the provision of Mining Information by Seller shall not provide Buyer with any right, or impose upon Buyer any duty or obligation, to exercise any direction or control over Seller’s mining or reclamation operations.  Seller agrees that it shall not rely upon its provision of Mining Information in response or defense to any claim by Buyer that Seller has breached or failed to properly perform any of Seller’s obligations under this Agreement.  To the extent it can legally do so, Buyer shall maintain as confidential all Mining Information disclosed by Seller and shall not disclose or use such Mining Information for any purposes other than to evaluate the Seller’s performance and compliance with the provisions of this Agreement.

Upon request, Buyer shall have the right to request a mining plan update (“Update”) showing progress to date, Seller’s conformity to original mining plan, then-known changes in reserve data, and planned changes in mining progression, plans or procedures.

§4.5     Substitute Coal.  In the event that Seller is unable to produce or obtain coal from the Coal Property in the quantities and of the quality required by this Agreement, and such inability is not caused by a Force Majeure Event as defined in Section 10, then, to the extent Seller or its affiliates control active producing facilities or mines in the Illinois Basin other than the Coal Property, Buyer will have the option of requiring that Seller supply substitute coal from such other facilities and mines in accordance with all the terms and conditions of this Agreement, including, without limitation, the price provisions of Section 8, the quality specifications of §6.1, and the provisions of Section 5 concerning reimbursement to Buyer for increased transportation costs.  Seller’s delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§4.6     Authority.  Seller shall have sole and exclusive authority to direct and control its respective activities and operations, and those of any subcontractors, undertaken in the performance of Seller’s obligations under this Agreement.  Seller shall exercise full and complete control over its respective work force and labor relations policies.  Buyer shall have no authority or control over Seller’s operations or work force.

SECTION 5.  DELIVERY.

§5.1     Barge Delivery Point.  The coal shall be delivered to Buyer F.O.B. barge at the Buck Creek Dock at Mile Point 61.0 on the Green River.  The aforementioned Buck Creek Dock shall be known as the “Barge Delivery Point”.  However, if the Buyer or Buyer’s barging contractor (“Contractor”) is not permitted or able to take possession and control of the barge at such dock (for example, if the dock is part of a closed harbor), then the coal is not considered delivered hereunder unless and until Buyer or Contractor actually takes possession and control of such barge.  In such case, the point where Buyer or Contractor actually takes possession and control of the barge shall be considered the Barge Delivery Point hereunder.  Seller may deliver the coal at a mutually-agreeable location different from the Barge Delivery Point.  In such a case, however, Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to the destination designated by Buyer.  Any resulting savings in such transportation costs shall be retained by Buyer.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§5.2     Barge Title and Risk of Loss.  Title to and risk of loss of coal sold will pass to Buyer, and the coal will be considered to be delivered, when barges containing the coal are disengaged by Contractor from the Barge Delivery Point.

§5.3     Barge Cost of Transportation.  Seller shall arrange and pay for all costs of:  (i) transporting the coal from the Coal Property or other authorized source mines as provided herein to the Barge Delivery Point, (including without limitation, all truck, rail, barge and transloading costs, and all fleeting, switching, harbor and other port charges) and (ii) loading and trimming the coal into barges to the proper draft and the proper distribution within the barges.  Buyer shall arrange and pay for transporting the coal by barge from the Barge Delivery Point to the destination designated by Buyer.  For transportation delays which are not the fault of Buyer or Contractor, Seller shall promptly pay any demurrage or other penalties assessed by Contractor or by Buyer which accrue at the Barge Delivery Point, including the demurrage.  Seller shall also be responsible for and promptly pay all penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§5.4     Barge Shipping Logistics.  Buyer shall be responsible to deliver barges in as clean and dry condition as practicable, and shall furnish suitable barges in accordance with a delivery schedule provided by Buyer to Seller.  Seller shall require of the loading dock operator that:  (i) the barges and towboats provided by Buyer or Contractor be provided convenient and safe berth, free of wharfage, dockage, fleeting, switching, and other harbor and port charges; (ii) that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; (iii) that any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; (iv) the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Contractor; and (v) that the loading dock operator carry (A) Workers’ Compensation and Employer’s Liability (including U.S. longshore and harbor workers coverage) with statutory limits and (B) Landing Owners/Stevedores/Wharfinger’s Liability insurance with basic coverage of not less than [***] per occurrence, and provide evidence thereof to Buyer in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for [***] days advance notification of Buyer in the event of a termination or reduction in coverage under the insurance.

SECTION 6.  QUALITY.

§6.1     Specifications.  The coal delivered hereunder shall conform to the following specifications on an “as received” basis:

Specifications	Guaranteed Monthly Weighted Average (1)	Rejection Limits (per shipment)

BTU/LB.	min. 11,200	[***]

LBS/MMBTU:
MOISTURE	max. [***]	[***]
ASH	max. [***]	[***]

SULFUR	max. [***]	[***]
SULFUR	min. [***]	[***]
CHLORINE	max. [***]	[***]
NITROGEN	max. [***]	[***]
ARSENIC (parts per million)	max. [***]	[***]
SIZE (3” x 0”):

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Top size (inches)*	max. [***]	[***]
Fines (% by wgt)
Passing 1/4” screen	max. [***]	[***]

% BY WEIGHT:
VOLATILE	min. [***]	[***]
FIXED CARBON	min. [***]	[***]
GRINDABILITY (HGI)	min. [***]	[***]
BASE ACID RATIO (B/A)	max. [***]	[***]
SLAGGING FACTOR**	max. [***]	[***]
FOULING FACTOR***	max. [***]	[***]

ASH FUSION TEMPERATURE (°F) (ASTM D1857)

REDUCING ATMOSPHERE

Initial Deformation	min. [***]	min. [***]
Softening (H=W)	min. [***]	min. [***]
Softening (H=1/2W)	min. [***]	min. [***]
Fluid	min. [***]	min. [***]

OXIDIZING ATMOSPHERE

Initial Deformation	min. [***]	min. [***]
Softening (H=W)	min. [***]	min. [***]
Softening (H=1/2W)	min. [***]	min. [***]
Fluid	min. [***]	min. [***]

(1)       An actual Monthly Weighted Average will be calculated as applicable for each specification for coal delivered to Buyer hereunder during a calendar month.

*          All the coal will be of such size that it will pass through a screen having circular perforations [***] inches in diameter, but shall not contain more than [***] by weight of coal that will pass through a screen having circular perforations [***] of an inch in diameter.

**       Slagging Factor [***]

***     Fouling Factor [***]

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
               The Base Acid Ratio (B/A) is herein defined as:

BASE ACID RATIO (B/A)	=	[***]

[***]

Note: As used herein	>	means greater than:

	<	means less than.

Each Shipment shall have coal of substantially the same quality throughout.

§6.2     Definition of “Shipment”.  As used herein, a “Shipment” shall mean one (1) barge load.

§6.3     Rejection.  Buyer has the right, but not the obligation, to reject any Shipment which is subject to rejection based on any or all of the Rejection Limits set forth in §6.1 or which contains extraneous materials (“Non-Conforming Coal”).  Buyer must reject Non-Conforming Coal within [***] hours of Buyer’s receipt of the coal analysis provided for in §7.2, or the right to reject such Non-Conforming Coal is waived.  If the Buyer rejects such Non-Conforming Coal, title to and risk of loss of the Non-Conforming Coal shall be considered to have never passed to Buyer (“Rejected Coal”), and Buyer shall return the coal to Seller, or at Seller’s request, the Buyer shall allow Seller to receive the Non-Conforming Coal or divert such coal to Seller’s designee, all at Seller’s sole cost and risk.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Within [***] business days from notice of rejection, Seller shall replace the Rejected Coal with coal from the Coal Properties that is of a quality not subject to any of the Rejection Limits set forth in §6.1 (“Replacement Coal”).  If Seller fails to replace the Rejected Coal within the [***] business day period, or if the Replacement Coal is rightfully rejected, Buyer may purchase coal from any other third (3rd) party in order to replace the Rejected Coal (“Cover Coal”).  In such a case, Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of Cover Coal exceeds the price Buyer would have paid for the Rejected Coal under this Agreement plus the transportation costs to Buyer from the Barge Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer in connection with the Rejected Coal.  Rejected Coal tonnages shall not be included in the calculation of the actual Monthly Weighted Average quality of the coal delivered during the Delivery Month (as defined in §8.2 below) or any quality price adjustments for the Delivery Month.  Tonnages of Rejected Coal shall not be included in the total of tons delivered under this Agreement.  Tonnages of Replacement Coal and/or Cover Coal shall be included in the total of tons delivered under this Agreement and in the calculation of the actual Monthly Weighted Average and quality price adjustments for the Delivery Month.

If Buyer fails to reject a Non-Conforming Coal Shipment which it had the right to reject, then such Non-Conforming Coal Shipment shall be deemed accepted by Buyer, and its quality characteristics shall be included in any quality calculations for the Delivery Month.  However, Buyer shall have the option, in its sole discretion, to exclude accepted Non-Conforming Coal from the quantity of coal that Seller is obligated to sell to Buyer under this Agreement.  Accepted Non-Conforming Coal shall nevertheless be considered “rejectable” for purposes of §6.4.  For Shipments containing extraneous materials, (which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc.), the estimated weight of such materials shall be deducted from the weight of the applicable Shipment.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§6.4     Suspension and Termination.  If (a) the coal sold hereunder during a month fails to meet one (1) or more of the Guaranteed Monthly Weighted Average specifications set forth in §6.1 for any [***] Delivery Months in a [***] month period, or (b) [***]  barge Shipments in a [***] day period are rejectable by Buyer, then Buyer may upon notice (which need not comply with Section 11) confirmed in writing and sent in accordance with Section 11, suspend future Shipments of coal hereunder, except for coal already loaded into barges at the time notice is given.  Seller shall, within [***] days of such notice, provide Buyer with reasonable assurances that each specification set forth in §6.1 of future Shipments of coal will meet or be of a quality superior to the Guaranteed Monthly Weighted Average specifications set forth in §6.1.

If Seller fails to provide such assurances within said [***] day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the [***] day period.  If Seller provides such assurances to Buyer’s reasonable satisfaction, shipments hereunder shall resume, and any tonnage deficiencies resulting from suspension may be made up at Buyer’s sole option.  Buyer shall not unreasonably withhold its acceptance of Seller’s assurances, or delay the resumption of shipments.

If after deliveries resume, Seller’s deliveries fail to meet or exceed any of the Guaranteed Monthly Weighted Average specifications that was the subject of the suspension for any [***] Delivery Month within the next [***] months or if [***] barge Shipments are rejectable within any [***] Delivery Month during such [***] month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies available to it under applicable law and in equity for Seller’s breach.

If Buyer refrains from terminating this Agreement as a result of [***] or more Non-Conforming Shipments of coal as provided herein, Buyer shall not be deemed to have waived its right to terminate this Agreement for any future breach of the Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 7.  WEIGHTS, SAMPLING AND ANALYSIS.

§7.1     Weights.  Except as otherwise provided herein or if the parties agree otherwise, the weight of each coal Shipment delivered hereunder shall be determined for payment purposes (the “Payment Weight”) by Buyer on the basis of certified scale weights at Buyer’s generating station.

 If Buyer’s scale is inoperable or if Buyer fails to obtain a sample of the coal for qualitative analysis upon loading, the Seller’s loading weight shall be used for the relevant Shipment, and the Seller’s analysis shall be the analysis used in determining the payment for the relevant Shipment (the “Payment Analysis”).  Seller will be notified as soon as possible whenever the Buyer’s belt scale or sampling equipment is out of operation.  Seller will transmit its loading weights and qualitative analysis for the relevant Shipment to Buyer as soon as possible after loading.

Scales (whether Buyer’s or Seller’s) shall be operated in accordance with NIST Handbook 44.  Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition and certified (i.e. material tested) at least annually in accordance with NIST Handbook 44 with a third party oversight.  Either Party shall have the right, at its expense and upon reasonable notice, to have the other Party’s scales checked for accuracy at any reasonable time or frequency.

If the Buyer’s scales are found to be over or under the tolerance range allowable for the scale based on industry-accepted standards, then the Buyer shall recalculate the payments for coal weighed on those scales for the period of inaccuracy (not to exceed [***] days) based on the weights for such coal provided by Seller.  Buyer or the Seller, as applicable, shall pay to the other such amounts owed as a result of that recalculation, and Buyer shall reimburse Seller for the expenses incurred in checking the accuracy of said scales.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
If the Seller’s scales are used for payment purposes and are found to be over or under the tolerance range allowable for the scale based on industry-accepted standards (the “Tolerance”), the Buyer shall recalculate the payments for coal weighed on those scales for the period of inaccuracy (not to exceed [***] days) based on the percentage of variance identified for the scales from the Tolerance, plus the amount of the Tolerance.  Buyer or Seller, as applicable, shall pay to the other such amounts owed as a result of the recalculation, and Seller shall reimburse Buyer for the expenses incurred in checking the accuracy of said scales.

§7.2     Sampling and Analysis.  The sampling and analysis of the coal delivered hereunder shall be performed by Buyer upon unloading of the coal at Buyer’s generating station, and except as otherwise provided herein, the results thereof shall be accepted and used as defining the quality and characteristics of the coal delivered under this Agreement and shall be used in determining the initial payment for the relevant Shipment (the “Payment Analysis”).  All analyses shall be made in Buyer’s laboratory at Buyer’s expense in accordance with ASTM standards where applicable, or industry-accepted standards in other cases.  Samples for analyses shall be taken in accordance with ASTM standards or other methods mutually acceptable to both parties.  Seller shall transmit its “as-loaded” quality analysis to Buyer as soon as possible.  Seller’s “as-loaded” quality shall be the Payment Analysis only when Buyer’s sampler and/or scales are inoperable, or if Buyer fails to obtain a sample upon unloading.

Seller represents that it is familiar with Buyer’s sampling and analysis practices, and that it finds them to be acceptable.  Buyer shall notify Seller in writing of any significant changes in Buyer’s sampling and analysis practices.  Any such changes in Buyer’s sampling and analysis practices shall, except for ASTM or industry-accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Each sample taken by Buyer shall be divided into four (4) parts and put into airtight containers, properly labeled and sealed.  One (1) part shall be used for analysis by Buyer.  One (1) part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary.  One (1) part shall be retained by Buyer until [***] days  after the sample is taken (“Disposal Date”), and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date.  One (1) part (the “Referee Sample”) shall be retained by Buyer until the Disposal Date.

Seller, on reasonable notice to Buyer, shall have the right to have a representative present to observe the sampling and analyses performed by Buyer.  Unless Seller requests an analysis of the Referee Sample before the Disposal Date, Buyer’s analysis shall be used to determine the quality of the coal delivered hereunder and shall be the Payment Analysis.  The Monthly Weighted Averages of specifications referenced in §6.1 shall be based on the individual Shipment analyses.  In addition, Buyer shall send Seller weekly analyses of all of Seller’s coal unloaded at Buyer’s generating stations pursuant to this Agreement.

If any dispute arises with regard to the analysis of any sample before the Disposal Date for such sample, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory (“Independent Lab”) mutually chosen by Buyer and Seller.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
For each coal quality specification in question, if the analysis of the Independent Lab differs by more than the applicable ASTM reproducibility standards, the Independent Lab results will govern, and the prior analysis shall be disregarded.  All testing of the Referee Sample by the Independent Lab shall be at requestor’s expense unless the Independent Lab results differ from the original Payment Analysis for any specification by more than the applicable ASTM reproducibility standards as to that specification. In such case, the cost of the analysis made by the Independent Lab shall be borne by the party who provided the original Payment Analysis.

SECTION 8.  PRICE.

§8.1     Base Price.

(a)       Base Price.  The “Base Price” of the coal to be sold hereunder will be firm and will be determined by the year in which the coal is delivered (or scheduled to be delivered) as defined in Section 5 in accordance with the following schedule:

YEAR	BASE PRICE ($ PER TON)

2018	[***]

2019	[***]

2020	[***]

2021	[***]

2022	[***]

(b)       Make-up Tons Pricing.  Notwithstanding the foregoing, the Base Price for any Make-Up Tons (as such term is defined in §3.2 hereof) shall be based on the Base Price for the calendar year in which such Make-Up Tons should have been delivered and not the Base Price in the Make-Up Year (as such term is defined in §3.2 hereof).

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§8.2     Quality Price Adjustments.  The Base Price paid by the Buyer for the coal delivered and accepted by Buyer hereunder, will be adjusted based on the quality of the coal as follows:

(a)       BTU True Up.  The Base Price for coal accepted hereunder in any particular calendar month (a “Delivery Month”) is based on the assumption that the actual “as received” Monthly Weighted Average BTU/LB (the “BTU AMWA”) for coal accepted by Buyer during a Delivery Month is equal to the minimum Guaranteed Monthly Weighted Average BTU/LB set forth in §6.1 (the “BTU GMWA”).  If the BTU AMWA varies from the BTU GMWA for any Delivery Month, then the price applicable to such accepted coal will be adjusted to account for such variation in BTU’s.  The BTU adjustment for that Delivery Month will be determined as follows:

(i)        Calculate the per ton BTU adjustment for a Delivery Month using the following formula (where Price per Ton is the applicable Base Price set forth in §8.1 above):  [***] = Per Ton Adjustment

(ii)       Determine the price adjustment for BTU’s for the Delivery Month by multiplying the Per Ton Adjustment (as calculated in (i) above) by the total number of tons of coal actually delivered to and unloaded by Buyer under this Agreement during the Delivery Month.

Depending on whether the BTU AMWA is greater than or less than the BTU GMWA in a Delivery Month, the Per Ton BTU Adjustment for the Delivery Month can be positive or negative.  If the BTU adjustment (as calculated above) for a Delivery Month is positive, then Buyer shall pay the amount of such BTU adjustment to Seller.  If the BTU adjustment (as calculated above) for a Delivery Month is negative, then Seller shall pay or credit the amount of such BTU adjustment to Buyer.  Buyer shall be responsible for making the BTU adjustment calculations and shall send a written statement to Seller of the amount of the BTU adjustment for each Delivery Month.  BTU adjustment payments shall be due when the next payment for coal is due hereunder.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
For the avoidance of doubt, the parties agree to the following example.  If the BTU AMWA for a Delivery Month equals [***] BTU/LB, the BTU GMWA equals [***] BTU/LB and the Base Price Per Ton is [***]/ton, then the Per Ton BTU Adjustment would be [***] per ton.  If a total of [***] tons were accepted during the Delivery Month, then the BTU True up adjustment would equal [***]).  Since it is positive, this amount would be due and owing to Seller by Buyer with respect to the coal accepted by Buyer for that Delivery Month.

(b)       Other Quality Price Reductions.  The Base Price is based on Buyer’s receipt of coal of a quality that is consistent with or superior to all of the Guaranteed Monthly Weighted Average specifications as set forth in §6.1.  Quality price reductions shall be applied for each specification each Delivery Month to account for the Seller’s failure to provide coal of a quality superior to the “Discount Values” set forth below.

DISCOUNT VALUES

$/MMBTU

BTU/LB.	[***]

$/LB./MMBTU

SULFUR	[***]
ASH	[***]
MOISTURE	[***]

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
For each specification during each Delivery Month with respect to the quality price discounts listed above, there shall be no discount if the actual “as received” Monthly Weighted Average for a specification meets the applicable Discount Point set forth below for that specification.  If the actual “as received” Monthly Weighted Average fails to meet the Discount Point, then the applicable Discount Value shall apply, and the quality price reduction shall be calculated on the basis of the difference between the actual “as received” Monthly Weighted Average and the Guaranteed Monthly Weighted Average for such specification.

Guaranteed Monthly Weighted Average		Discount Point

BTU	Min. 11,200 BTU/LB	[***]BTU/LB
ASH	Max. [***]LB/MMBTU	[***]LB/MMBTU
MOISTURE	Max. [***]LB/MMBTU	[***]LB/MMBTU
SULFUR	Max. [***]LB/MMBTU	[***] LB/MMBTU

For example, if the Actual Monthly Weighted Average of sulfur equals [***] lb/MMBTU, then the applicable discount would be [***] = [***]/MMBTU.

§8.3     Payment Calculation.  Schedule 1 attached hereto shows the methodology for calculating the coal payment, the BTU adjustment and quality price reductions for the Delivery Month.  If there are any such price adjustments, Buyer shall apply a credit for such adjustments to amounts owed Seller for the month the coal was delivered.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§8.4     Price Adjustments for Changes in Governmental Impositions.  The above Base Price shall be subject to adjustment pursuant to this section only in the event that the requesting party can clearly demonstrate that:  (a) new, industry-wide Federal or state statutes, regulations or other governmental impositions affecting the industry and the coal to be supplied hereunder or the production thereof, including but not limited to tax increases or decreases (other than taxes measured by income); or (b) amendments, modifications or changes to the text, interpretation, application or enforcement (excluding changes in frequency, rigor or thoroughness of enforcement) of any existing generally-applicable Federal or state statutes, regulations, or other governmental impositions that occur after March 20, 2015 (all collectively and, as limited below, a “Requirement”) which causes Seller’s direct cost of providing coal to Buyer under this Agreement to increase or decrease (generally an “Imposition”).  As used herein, a Requirement shall mean a Federal or state statute, regulation or other governmental action that pertains to coal mining or handling practices, to health and safety of miners or associated workers or to air, water or waste quality or disposal standards, but shall not include other Federal or state statute, regulation or other governmental imposition applicable to businesses generally (such as, by way of example only, wage, benefit, health care, insurance or retirement requirements).  In the event a party desires to obtain a price adjustment based on an Imposition, the affected party shall notify the other party in writing of the Requirement or potential Requirement within [***] days of the time such party becomes aware of such Requirement and the resulting Imposition, setting forth the Requirement, specific legal basis for the Imposition, the anticipated or actual financial impact of the Imposition and the anticipated or actual effective date.  Either Buyer or Seller may request a Base Price adjustment, which shall be comprised of no more than the actual costs directly associated with the effect of such change on the cost of producing the coal to be supplied hereunder.  Additionally, an Imposition adjustment shall only be made hereunder if the price adjustment is allocated evenly to all coal produced by Seller, including all coal that is produced from the Coal Property, so that Buyer is allocated only its proportionate share of such Imposition, and the Base Price shall likewise be decreased for any savings resulting from any Requirement or Imposition.  There shall be no change to the Base Price based on reductions or loss of production or production capacity as a result of an Imposition.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
By way of example, and not of limitation, an Imposition that requires the purchase of special or additional equipment shall be prorated over the number of years of useful life of the equipment and over the total tons in any year during the useful life of the equipment.  In such a case, the change in the Base Price would not exceed the per-ton prorated cost of the equipment.

After Seller has determined the actual, direct cost impact of any Imposition, which may be after the conclusion of the applicable calendar year, Seller shall notify Buyer in writing of the amount and effective date of any claimed adjustment to the Base Price as a result of one or more Impositions and shall furnish Buyer with the specific legal basis for the Imposition, and accurate and detailed computations and data reasonably necessary to substantiate the claimed adjustment.  Buyer shall have the right to inspect all books and records of Seller relevant to the claimed adjustment.  Buyer shall notify Seller of any disagreement Buyer has with the claimed adjustment within a reasonable time after receipt of such notice and computations, taking into account any audits or requests for additional information by Buyer.  It is Seller’s obligation to ensure that Imposition decreases are given to Buyer.

If the amount of the actual or anticipated Impositions exceeds [***] per ton on a cumulative basis for any particular calendar year, Buyer may terminate this Agreement upon not less than [***] days written notice to Seller.  Alternatively, Seller may elect, by forwarding written notice to Buyer within [***] days after receiving Buyer’s notice of termination, to limit the cumulative amount of Impositions for any year to a maximum of [***]per ton.  In the event Seller makes such election, the increase shall be so limited, and the remainder of this Agreement shall continue in full force and effect.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 9.  INVOICES, BILLING AND PAYMENT.

§9.1     Invoicing Address.  Invoices will be sent electronically to Buyer at the following address:  [***]

§9.2     Invoice Procedures for Coal Shipments.  By the [***] working day of the month following the Delivery Month (the “Payment Month”), the Buyer will provide Seller with a price calculation for all coal unloaded at Buyer’s generating station during the Delivery Month based on the applicable Base Price, and taking into account all quality price adjustments provided for in Section 8 (the “Buyer’s Statement”). By the [***] day of the Payment Month the Seller will provide Buyer with its invoice for all coal unloaded during the Delivery Month taking into account all quality price adjustments (the “Monthly Invoice”).

§9.3     Payment Procedures for Coal Shipments.  For all coal unloaded by Buyer between the [***] and [***] days of any Delivery Month, Buyer shall make a “Preliminary Payment” of [***] of the Base Price for such coal (based on the assumption that the coal will meet all Guaranteed Monthly Weighted Average parameters) by the [***]day of such Delivery Month.  All Preliminary Payments shall be calculated based [***].  By the [***] day of the Payment Month, Buyer will pay for all coal unloaded at Buyer’s generating stations between the [***] and the last day of any Delivery Month plus any quality adjustments for the Delivery Month as provided in §8.2 above.

For example, Buyer will make a Preliminary Payment by August [***] for coal delivered between August [***] through August [***].  On or before [***] working day of September, Buyer will provide Seller with the Buyer’s Statement.  On or before the [***] day of September, the Seller shall provide Buyer the Monthly Invoice for all coal unloaded by Buyer in August.  The Monthly Invoice for August deliveries, to the extent it is verified by Buyer, will be paid by the [***] day of September.  In every case referenced in this section for payment, if a specific day is not a banking day and regular work day for Buyer, payment shall be made on the next regular work day for Buyer.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Buyer shall electronically transfer funds to Seller’s Account based on the account information (including Bank name, ABA number and Account number) provided in writing, in a form reasonably acceptable to Buyer, prior to the first (1st) Shipment under this Agreement.  Seller reserves the right to modify such account information on prior written notice reasonably acceptable to Buyer.

§9.4     Withholding.  Buyer shall have the right to withhold from payment of any billing or billings: (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from any breach of this Agreement by Seller; and (iii) any amounts owed to Buyer from Seller.  Buyer shall immediately notify Seller in writing of the basis for the dispute and pay the portion of such statement not in dispute no later than the due date.  If any amount withheld under dispute by Buyer is ultimately determined to be due Seller, it shall be paid within [***] business days after receipt of a valid invoice reflecting such determination, along with interest accrued on such amount (if any) during the period beginning [***] business days after the date the dispute is resolved and ending on the date the withheld amount is paid to Seller, at the lesser of (i) the rate of interest quoted by [***] from time to time as its “[***]” or “[***]” lending rate, plus [***], and (ii) the highest interest rate permitted by applicable law.

Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§9.5     Guaranty.  Seller’s Guarantor, Paringa Resources, Ltd, shall provide a guarantee in form consistent with the attached Exhibit C, prior to the execution of this Agreement.

SECTION 10.  FORCE MAJEURE.

§10.1   General Force Majeure. If either party, is delayed in or prevented in whole or part, from performing any of its obligations or from utilizing the coal sold under this Agreement as a result of one or more events or occurrences which are both: (a) beyond the reasonable control of the affected party exercising reasonable care in accordance with normal and prudent industry standards, and (b) not the result of fault or negligence of the affected party (a “Force Majeure Event”), then the obligations of both parties hereto, other than the obligation to make payments for coal delivered, shall be suspended to the extent made necessary by such Force Majeure Event; provided that the affected party gives written notice to the other party as early as practicable of the existence, nature and probable duration of the Force Majeure Event and makes all commercially reasonable efforts in accordance with normal and prudent industry standards to terminate and/or limit the effect of the Force Majeure Event.  As used herein, the term Force Majeure Event shall include but not be limited to acts of God, war, terrorism, riots, civil insurrection, acts of the public enemy, strikes, lockouts, industry-wide labor shortages, labor disputes which cause work stoppages, industry-wide shortages of materials and supplies, adverse geological conditions in coal seams which were not detected despite prudent and reasonable mine planning and mining practices, explosions, mine accidents, fires, floods or earthquakes, the inability to obtain necessary mining permit(s) after applying for such with prudent and reasonable diligence, and other similar or dissimilar events or occurrences that otherwise satisfy the definition of a Force Majeure Event herein, but will not include any interruption to or interference with a party’s performance that are the result of (i) regular or routine maintenance of equipment or operations, (ii) delays in obtaining or violations under any necessary permits, licenses or approvals, to the extent the same are specific to Seller’s operations as opposed to the coal mining industry as a whole, or (iii) any failure to employ prudent practices that are standard in the impacted party’s industry.  The party declaring force majeure shall keep the other party advised as to the continuance of the Force Majeure Event.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
During any period in which Seller’s ability to perform hereunder is affected by a Force Majeure Event, Seller shall not deliver any coal from each Coal Property to any other buyers other than “Other FM Buyers” (as herein after defined).  With respect to any given month and  each particular Coal Property, “Other FM Buyers” are other buyers to whom Seller is contractually committed to make deliveries to in that particular month under a contract which (a) includes such Coal Property and (b) has been in place at the onset of the Force Majeure Event (a “Permitted Contract”).  Further, if Seller is delivering coal to Other FM Buyers during the period of Force Majeure Event, Seller shall during each month deliver to Buyer under this Agreement at least a pro rata portion of its monthly aggregate production from each Coal Property, in accordance with the below methodology:

Required Monthly Delivery to Buyer	=	[***]
(During Each FM Month for Each Coal Property)

Where:

OFMB	=	Other Force Majeure Buyers for such Coal Property

PC	=	Permitted Contracts for such Coal Property

BQ	=	annual Base Quantity (under this Agreement)

mBQ	=	BQ / 12

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
STMP	=	Seller’s total production during such month from such Coal Property

OBQ	=	Annualized contractual base quantities under OFMB’s PC’s at time of FM Event

mOBQ	=	OBQ / 12

For purposes of this calculation:

In any particular monthly calculation, OBQ (and its sum ∑ OBQ) shall not include (a) any base quantities for OFMB whose PC base quantity delivery months have since expired or (b) any base quantities for OFMB whose PC base quantity delivery months have not yet commenced.  Further, for PCs with terms of greater or less than 1 year OBQ shall use an annualized base quantity amount for such PC.

In any particular monthly calculation, STMP shall be the aggregate tons of coal produced by Seller in that month from such Coal Property. The term “production” hereunder shall be defined and calculated consistently with the use of that term in the [***] as reported to Department of Labor-Mine Safety and Health Administration.

In any particular monthly calculation, Seller shall not be required to deliver to Buyer an amount in excess of the ratable annual Base Quantity hereunder (namely mBQ).

Example: CALCULATION OF MONTHLY TONNAGE ALLOCATION DURING FORCE MAJEURE EVENT.

If during Month 1, Coal Property Source A experiences a Force Majuere event that limits or prevents the production of coal used to supply Contract 1, 2, 3 and 4, then the calculation of the monthly allocation of coal production to Buyer under Contract 1 would be as follows:

Company	Contract #	Coal Properties	BQ	mBQ
LG&E-KU	1	A	[***]	[***]

OFMB	PC	Coal Properties	OBQ	mOBQ
X	2	A	[***]	[***]
Y	3	A	[***]	[***]
Z	4	A	[***]	[***]

ALLOCATION OF STMP to CONTRACT #1
Coal Properties	STMP	Allocation
A	50,000	21,739

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Allocation of STMP not to exceed mBQ or mOBQ

[***]	x [***]
[***]

Allocation of A:
[***]	x [***] = [***]
[***]

An event which affects the Seller’s ability to produce or obtain coal from a mine other than the Coal Property will not be considered a Force Majeure Event hereunder.  In addition, Seller shall use its commercially-reasonable best efforts to increase its production capacity at any unaffected properties constituting Coal Property to supply coal as provided herein during the Force Majeure Event.

Changes in market conditions, commercial frustration, commercial impracticability or the occurrence of unforeseen events rendering performance of this Agreement uneconomical for either Party shall not constitute a Force Majeure Event.  Minor transportation delays which can be resolved by an amendment to the delivery schedule without materially disrupting future shipments will not be considered Force Majeure Events, but shall be resolved by schedule amendments.

Tonnage deficiencies resulting from a Force Majeure Event shall be made up at sole option of the non-affected party and shall be treated as Make-Up Tons pursuant to §3.2 above, and to the extent necessary, the term of this Agreement will automatically be extended for the period necessary for the receipt or delivery of the Make-Up Tons.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
If a Force Majeure Events continues for more than [***] days, the non-affected party shall have the right to terminate this Agreement, in its sole discretion, without further obligation on the part of either party, except for obligations incurred prior to such termination.

§10.2   Environmental Law Force Majeure.  In addition to, and not in limitation of, the provisions of §10.1 above, if Buyer concludes that any new environmental law is enacted or new rule, or regulation is promulgated (including without limitation, an amendment to or a new interpretation of an existing law, rule or regulation) after the date of execution of this Agreement which becomes effective during the term of this Agreement, which makes it impossible, commercially impracticable or uneconomical for Buyer to utilize this or like kind and quality coal which thereafter would be delivered under this Agreement, Buyer shall so notify Seller.  Thereupon, Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller’s mine and/or in the handling and utilization of the coal at Buyer’s generating station.  If in Buyer’s sole judgment any such actions will not, without unreasonable expense to Buyer, make it possible, commercially practicable and economical for Buyer to use the coal which would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of [***] days’ notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party except for obligations incurred prior to the time of such termination.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 11.  NOTICES.

§11.1   Form and Place of Notice.  Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

If to Buyer:	Louisville Gas and Electric Company/Kentucky Utilities Company
[***]

If to Seller:	Hartshorne Mining Group, LLC
[***]

Notice will be deemed received when actually received by the addressee.

§11.2   Change of Person or Address.  Either party may change the person or address specified above upon giving written notice to the other party of such change.

§11.3   Electronic Data Transmittal.  Seller hereby agrees, at Seller’s cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer’s request.  Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 12.  INDEMNITY AND INSURANCE

§12.1   Indemnity.  Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility or liability for any and all third party claims, demands, costs, charges, losses, legal actions for personal injuries, property damage or pollution (including reasonable inside and outside attorney’s fees) (collectively “Claims”) arising from or relating in any manner to the performance or failure to perform any of Seller’s obligations under this Agreement, regardless of when the same accrues, arises or is asserted.  Seller’s indemnity shall include but not be limited to Claims: (i) relating to Seller’s title to any coal delivered to Buyer hereunder, (ii) relating to the trucks, barges or railcars provided by Buyer or Buyer’s contractor while such trucks, barges or railcars are in the care and custody of the loading dock or loading facility, (iii) due to any failure of Seller to comply with laws, regulations or ordinances related to Seller’s production of coal and its performance under this Agreement, or (iv) due to the acts or omissions of Seller in the performance of this Agreement.

Buyer agrees to indemnify and save harmless Seller, its officers, directors, employees and representatives from any responsibility or liability for any and all Claims arising from or relating in any manner to the performance or failure to perform any of Buyer’s obligations under this Agreement, regardless of when the same accrues, arises or is asserted.  Buyer’s indemnity shall include but not be limited to Claims (i) due to any failure of Buyer or Buyer’s Contractor or its representatives or agents to comply with laws, regulations or ordinances related to Buyer’s performance under the Agreement, or (ii) due to the negligence of any representatives, agents or employees of Buyer who inspect the Coal Properties; or (iii) due to the acts or omissions of Buyer or Buyer’s Contractor in the performance of this Agreement.

The parties respective obligations of indemnity set forth herein shall survive the termination, expiration or cancellation of this Agreement, for a period of [***] years from the date thereof.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§12.2   Insurance.  In addition to any indemnity obligations, and not in lieu thereof, Seller and Producer shall carry insurance coverage with minimum limits as follows:

(1)       Commercial General Liability, including Completed Operations and Contractual Liability, [***] single limit liability.

(2)       Automobile General Liability, [***] single limit liability.

(3)        Employer’s Liability, [***] single limit liability

(4)        In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of [***]for any one (1) occurrence.

(5)       Workers’ Compensation (including, with respect to periods from and after commencement of construction of the dock and barge-loading facilities, U.S. longshore and harbor workers coverage) with statutory limits.

(6)       With respect to periods from and after commencement of construction of the dock and barge-loading facilities, Landing Owners’s/Stevedores/Wharfinger’s Liability insurance with basic coverage of not less than [***] per occurrence.

All of the above policies shall name Buyer as an additional insured.  If any of the above policies are written on an occurrence basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement.  If any of the above policies are written on a claims made basis, then such policy or policies shall be maintained in full force and effect by Seller for a period of no less than [***] months after any termination or expiration of this Agreement.  Certificates of Insurance satisfactory in form to Buyer and signed by Seller’s insurer shall be supplied by Seller to Buyer evidencing that the above insurance is in force and that not less than [***] calendar days written notice will be given to Buyer prior to any cancellation or material reduction in coverage under the policies.  Seller shall cause its insurer to waive all subrogation rights against Buyer respecting all losses or claims arising from performance hereunder.  Evidence of such waiver satisfactory in form and substance to Buyer shall be exhibited in the Certificate of Insurance mentioned above.  Seller’s liability shall not be limited to its insurance coverage.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 13.  TERMINATION FOR DEFAULT.

Subject to the provisions of §6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, including, but not limited to, a breach of a representation and warranty set forth herein, then the other party may give written notice describing such breach (“Notice of Default”).  If such material breach is not curable or the breaching party fails to cure such material breach within [***] days following receipt of the Notice of Default then, at the option of the non-breaching party, this Agreement shall terminate, in addition to all the other rights and remedies available to the non-breaching party under this Agreement and at law and in equity.

SECTION 14.  TAXES, DUTIES AND FEES.

Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees, royalties and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 15.  DOCUMENTATION AND RIGHT OF AUDIT.

Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for [***] years thereafter.  Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for [***] years thereafter, and Seller shall cooperate at no additional cost to Buyer.  Buyer shall be responsible for all costs associated with examination by Buyer or Buyer’s auditor, provided that any fees and costs incurred by Seller in connection with such examination shall not be chargeable to Buyer.

SECTION 16.  EQUAL EMPLOYMENT OPPORTUNITY. To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR § 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin;  Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR § 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR § 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as “Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals” set forth in 15 USC § 637(d)(3); and subcontracting plan requirements set forth in 15 USC § 637(d).

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SECTION 17.  COAL PROPERTIES INSPECTIONS.  Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations in connection with Buyer (“Visitors”) shall have the right at all reasonable times and at their own expense to inspect the Coal Properties, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment (collectively “Facilities”) for conformance with this Agreement.  Seller shall cooperate with such inspections at no additional cost to Buyer.  Seller shall undertake reasonable care and precautions to prevent personal injuries to any Visitors who inspect the Coal Properties or the Facilities.  All Visitors shall comply with Seller’s regulations and rules regarding conduct on the work site (to the extent they are made known to Visitors prior to entry), as well as safety measures mandated by state or federal rules, regulations and laws.  Buyer understands that coal mines and related facilities are inherently high-risk environments.  Buyer’s inspection (or failure to inspect) the Coal Property or Facilities or to object to defects therein shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer’s rights hereunder.

SECTION 18.  MISCELLANEOUS.

§18.1   Applicable Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflicts of laws that would result in the application of the laws of any other jurisdiction, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

§18.2   Headings.  The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§18.3   Waiver.  The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

§18.4   Remedies Cumulative.  Except as specifically provided in Section 2.2, remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

§18.5   Severability.  If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

§18.6   Binding Effect.  This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

§18.7   Relationship of the Parties.  Seller agrees that it is not and will not hold itself out as a partner, joint venture, employee, agent or representative of Buyer.  Nothing herein contained shall be construed as creating a single enterprise, joint venture, agency, partnership, joint employer, owner-contractor, or lessor-lessee relationship between Buyer and Seller.

§18.8   Several Liability.  LG&E and KU shall be severally but not jointly liable for obligations of Buyer hereunder, and shall be liable only for such obligations that pertain to a particular party constituting Buyer.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§18.9   Limitation of Remedies.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND EXCEPT TO THE EXTENT A CLAIM, DEMAND, LOSS, OR LEGAL ACTION (“CLAIM”) BROUGHT BY A THIRD PARTY INCLUDES ONE OR MORE SUCH ITEMS FOR WHICH THERE IS AN INDEMNITY OBLIGATION UNDER THIS AGREEMENT WITH RESPECT TO SUCH CLAIM, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

§18.10 Forward Contract.  The parties agree that the transactions for the sale and purchase of coal hereunder are and shall constitute “forward contracts,” and that the parties hereto are and shall be considered “forward contract merchants” within the meaning of the United States Bankruptcy Code.

§18.11 Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of the executed signature pages by facsimile transaction will constitute effective and binding execution and delivery of this Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§18.12 Assignment.

A. Seller shall not, without Buyer’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right or duty to perform any obligation of Seller hereunder; provided, however, that Seller may (i) assign, encumber or pledge the right to receive payments for coal directly from Buyer and Seller’s other rights hereunder to a lender as part of any accounts receivable financing or other financing arrangement which Seller may have now or at any time during the term of this Agreement, (ii) assign this Agreement in connection with a sale or transfer by Seller of the Coal Property, in connection with a sale, transfer, or exchange of the equity interests of Seller, and/or in connection with the sale of all or substantially all of the assets of Seller, and (iii) assign this Agreement to a new or existing wholly-owned subsidiary of Seller: provided, however, that such an assignment shall not release Seller from its obligations hereunder unless such obligations are expressly released or waived in writing by Buyer, and provided that Seller’s Guarantor shall provide an additional Guaranty consistent with Exhibit B applicable to such Assignee.

B. Buyer shall not, without Seller’s prior written consent, which may not be unreasonably withheld, assign this Agreement or any right or duty to perform any obligation of Buyer hereunder; except that, without such consent, Buyer may assign this Agreement in connection with a transfer by Buyer of all or a part interest in the generating station comprising the Delivery Point, or as part of a merger or consolidation involving Buyer.

C. In the event of an assignment or transfer contrary to the provisions of this section, the non-assigning party may terminate this Agreement immediately.

D. Buyer’s rights or duties under this Agreement may be performed by one or more agents, including without limitation, LG&E and KU Services Company.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
§18.13 Entire Agreement.  This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

§18.14 Amendments.  Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
IN WITNESS WHEREOF, the parties hereto have executed this Agreement, intending to be bound as of the date(s) indicated below and to be performed as set out herein.

BUYER:		SELLER:
LOUISVILLE GAS AND ELECTRIC COMPANY		HARTSHORNE MINING GROUP LLC

By:	/s/ David Sinclair	By:	/s/ David Gay

Title:	VP Energy Supply and Analysis	Title:	President

Date:	10-14-15	Date:	10/9/15

KENTUCKY UTILITIES COMPANY

By:	/s/ David Sinclair

Title:	VP Energy Supply and Analysis

Date:	10-14-15

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
SCHEDULE 1 TO COAL SUPPLY AGREEMENT

[***]

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
EXHIBIT A

Milestone	Milestone Date

Approval of Board of Directors for Financing for activities at Coal Property, accompanied by reasonable projections indicating the availability of such financing.	12/1/2015

Execution of enforceable contracts for the lease and/or purchase of all mining rights, both surface and underground, associated with at least 10M clean recoverable tons of contiguous reserves.	Achieved prior to execution of Agreement

Approvals from regulatory agencies for all required mining permits associated with mining the reserve, loading barges and construction of "Primary Structures" at Coal Property and Barge Delivery Point (defined as electrical installations and substations, processing plant, access slope and shaft, refuse disposal facility and barge load-out facilities), other than the COE 404 Permit modification for the overland belt and barge load-out facilities, and other than mining plans and minor permits that are customarily applied for and received in the ordinary course of construction and development of the mine.
Achieved prior to execution of Agreement

Approved modification of the COE 404 Permit for the overland belt and barge load-out facilities.	1/1/2017

Execution of enforceable contracts for construction of electrical installations and substations, access slope and shaft, accompanied by construction plan and time table.	3/1/2016

Completion of ground-breaking for the construction of the access slope and shaft.	9/1/2016

Completion of ground-breaking for construction of the processing plant (to include foundation pouring) and barge load-out facilities.	3/1/2017

Execution of enforceable contracts for the purchase, ownership or lease arrangements for "Section #1 - Primary Equipment" at Coal Property (defined as two continuous miners, four coal haulage cars, two scoops, two roof bolters, power centers and shaft main fan).
6/1/2017

Delivery of Section #1 - Primary Equipment to the Coal Property site.	12/1/2017

“Production of First Coal” (first coal produced by Seller’s and/or Producer’s employees using Seller’s and/or Producer’s equipment and transported to the surface.	1/1/2018

Execution of enforceable contracts for the purchase, ownership or lease arrangements for "Section #2 - Primary Equipment" at Coal Property (defined as two continuous miners, four coal haulage cars, one scoop, two roof bolters and power centers).
2/1/2018

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
Completion of construction of all Primary structures.	3/1/2018

Delivery of Section #2- Primary Equipment to the Coal Property site.	8/1/2018

Production of First Coal - Section #2.	9/1/2018

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
EXHIBIT B

PRODUCER’S CERTIFICATE

The undersigned, Hartshorne Mining, LLC, a Delaware limited liability company, (“Producer”), by and through its duly authorized officer, as an inducement to LOUISVILLE GAS AND ELECTRIC COMPANY and KENTUCKY UTILTIES COMPANY, each a Kentucky corporation (individually and collectively “Buyer”) and Hartshorne Mining Group, LLC, a Delaware limited liability company (herein “Seller”), to enter into a Coal Supply Agreement (the “Coal Supply Agreement”) between Buyer and Seller, hereby certifies, warrants and represents to Buyer and Seller as follows:

1.         Producer is a duly organized, validly existing limited liability company, in good standing under the laws of Delaware, and fully qualified to do business under the laws of the Commonwealth of Kentucky.  Producer has all requisite power and authority to execute this instrument and to enter into all documents required in connection with the proposed Coal Supply Agreement between Producer and Seller.

2.         By the execution hereof, the undersigned certifies that, as an officer of Producer, the undersigned has all the necessary power and authority to execute and deliver this Producer’s Certificate, for and on behalf of Producer.

3.         This Certificate is given by Producer to induce Buyer and Seller to each execute and deliver between themselves that certain proposed Coal Supply Agreement, with the knowledge that Buyer and Seller will each rely upon the truth of the statements made herein.  Producer acknowledges that it will be supplying coal to Seller to be sold to Buyer pursuant to the terms of the Coal Supply Agreement and agrees to abide by and be bound by its terms to the extent that it supplies coal pursuant to the Coal Supply Agreement, which terms are incorporated herein by reference. Without limiting the generality of the foregoing, Producer makes the representations, warranties and agreements set forth in the following paragraphs.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
4.         Producer represents and warrants that the portion of the Coal Properties described in Exhibit “A” over which that Producer has control (the “Coal Properties”) contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the quantity and quality requirements of the Coal Supply Agreement.  Producer further agrees and warrants that it will have at the Coal Properties adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and at the quality specified in the Coal Supply Agreement.  Producer further represents and warrants and agrees to operate and maintain such machinery, equipment, and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare, and deliver such coal.  Producer agrees that it shall operate and maintain the machinery, equipment and/or facilities at it sole expense, including all required permits and licenses.  Producer further dedicates to the Coal Supply Agreement sufficient reserves of coal meeting the quality specifications specified in Exhibit “B” and lying on or in the Coal Properties so as to fulfill the quantity requirements of the proposed Coal Supply Agreement.

5.         Producer agrees and warrants that it will not, without obtaining the express prior written consent of both Buyer and of Seller, use or sell coal from the Coal Properties in a way that will reduce the economically recoverable balance of coal in the Coal Properties to an amount less than that required to be supplied by Seller under the Coal Supply Agreement.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
6.         Producer agrees and warrants that it shall require of the loading dock operator that: (i)  the barges and towboats provided by Buyer or Buyer’s barging contractor (“Contractor”) be provided convenient and safe berth free of wharfage, dockage and port charges; (ii) while the barges are in the care, custody and control of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings and regulations shall be complied with, including adequate mooring and display of warning lights; (iii)  any water in the cargo boxes of the barges be pumped out by the loading dock operator prior to loading; (iv) the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Contractor;  and (v) the loading dock operator  carry workers compensation and employers liability (including U.S. longshore and harbor workers coverage) with statutory limits, and landing owner’s, stevedores or wharfinger’s liability insurance with basic coverage of not less than  [***] and provide evidence thereof to Buyer and Seller in the form of a certificate of insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for notification of Buyer and Seller in the event of termination of the insurance.

7.        Producer agrees that it will undertake and utilize commercially reasonable efforts in cooperating with Seller to ensure that Seller can meet its obligations pursuant to the proposed Coal Supply Agreement between Buyer and Seller to replace rejected coal within [***] working days with coal not subject to the rejection limits set forth in the proposed Coal Supply Agreement between Buyer and Seller, which rejection limits Producer understands and acknowledges.

8.         Producer agrees that if Seller is required to provide Buyer with reasonable assurances that the monthly average guarantees as set forth in the Coal Supply Agreement between Seller and Buyer will be met for future shipments, then Producer shall, if requested by Buyer, also provide such assurances to Buyer at the same time they are provided by Seller.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
9.         Producer agrees to and shall indemnify and save harmless Buyer, its officers, directors, employees, and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage or pollution (including reasonable inside and outside attorney’s fees) (collectively, “Claims”) arising from or relating in any manner to the performance or failure to perform of any of Producer’s obligations hereunder, regardless of when the same accrues, arises or is asserted.  Producer’s indemnity shall include but not be limited to Claims: (i) relating to Seller’s title to any coal delivered under the Coal Supply Agreement, (ii) relating to the barges provided by Buyer or Contractor while such barges are in the care and custody of the loading dock or loading facility, or (iii) due to any failure of Producer to comply with laws, regulations or ordinances related to Producer’s production of coal and its performance hereunder.

10.       Producer agrees and warrants to and shall carry insurance coverage with minimum limits as follows:

A.        Commercial General Liability (including Completed Operations and Contractual Liability), [***], single limit liability.

B.         Automobile General Liability, [***] single limit liability.

C.         Employer’s Liability, [***] single limit liability.

D.         In addition, Producer shall carry excess liability insurance covering the foregoing perils in the amount of [***] for any one occurrence.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
E.         Workers’ Compensation (including, with respect to periods from and after commencement of construction of the dock and barge-loading facilities,  U.S. longshore and harbor workers coverage) with statutory limits.

F.         With respect to periods from and after commencement of construction of the dock and barge-loading facilities, Landing Owner’s/Stevedores/Wharfinger’s Liability insurance with basic coverage of not less than [***] per occurrence.

All of the above policies shall name Buyer as an additional insured.  If any of the above policies are written on an occurrence basis, then the retroactive date of the policy or policies will be no later than the effective date of the Coal Supply Agreement.  Certificates of Insurance satisfactory in form to Buyer and signed by Producer’s insurer shall be supplied by Producer to Buyer evidencing that the above insurance is in force and that not less than [***] calendar days written notice will be given to Buyer prior to any cancellation or material reduction in coverage under the Policies.  Producer shall cause its insurer to waive all subrogation rights against Buyer respecting all losses or claims arising from performance hereunder.  Evidence of such waiver satisfactory in form and substance to Buyer shall be exhibited in the Certificate of Insurance mentioned above.  Producer’s liability shall not be limited to its insurance coverage.

11.       [Not used.].

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
IN TESTIMONY WHEREOF, the undersigned, duly authorized officer of Producer has executed and delivered the foregoing Producer’s Certificate on behalf of Producer.

HARTSHORNE MINING, LLC

By:	/s/ David Gay

Name:	David Gay

Title:	President

Date:	10/9/15

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
EXHIBIT A TO PRODUCER’S CERTIFICATE

“Coal Property” means the following seams and mines owned by Producer:

Hartshorne Mining, LLC’s Cypress Mine, also known as the Buck Creek No. 1 Mine, located in McLean and Hopkins Counties, Kentucky, mining geological seam Kentucky #9 seam.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
EXHIBIT C

This Guaranty (the “Guaranty”) is made by Paringa Resources Limited (the "Guarantor"), a public company incorporated under the laws of Australia, in favor of Louisville Gas and Electric Company and Kentucky Utilities Company (collectively the “Beneficiary”) in consideration of the Beneficiary entering into agreement(s) with Hartshorne Mining Group LLC (the “Counterparty”).

1.
Guaranty: Guarantor does hereby unconditionally and absolutely guarantee to Beneficiary the full and faithful (i) payment by Counterparty of any amounts due to the Beneficiary under and pursuant to that certain Coal Supply Agreement No. J18001 dated on or about October 15, 2015 and any amendments thereto, (the “Agreement”) to be entered into from time to time by the Counterparty with Beneficiary related to the purchase, sale and/or exchange of coal and (ii) performance of all obligations of Counterparty now existing or hereafter arising under the Agreement, including obligations that would exist under the Agreement but for operation of any applicable provision of Title 11 (bankruptcy) of the United States Code or similar laws affecting creditor rights, or under applicable law or by agreement of Counterparty (the payment and performance obligations described in clauses (i) and (ii) above are referred to herein collectively as the “Guaranteed Obligations”) Notwithstanding anything herein to the contrary, Guarantor shall have no performance obligation to sell, deliver, supply or transport coal or any other commodity under the Agreement from any property other than the Coal Properties.

This Guaranty shall replace, supercede and render null and void any existing guaranties     currently in force with respect to the Agreement.

2.
Guaranty Absolute: The Guarantor guarantees that the Guaranteed Obligations will be paid or performed strictly in accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Beneficiary with respect thereto.  The obligations of the Guarantor under this Guaranty are independent of, but related to, the Counterparty’s obligations under the Agreement and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against one or more of the parties constituting Counterparty or whether one or more of the parties constituting Counterparty is joined in any such action or actions.  The liability of the Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)        any lack of validity or enforceability of the Agreement or any agreement or instrument relating thereto;

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
(b)       any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations under the Agreement, any modification, extension or waiver of any of the terms of the Agreement, or any other amendment or waiver of or any consent to departure from any term of the Agreement;

(c)        any taking, exchange, release or non-perfection or the taking or failure to take any other action with respect to any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)       any requirement that Beneficiary proceed against one or more of the parties constituting Counterparty, any other person or entity, any collateral or any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations;

(e)        any change, restructuring or termination of the corporate structure or existence of one or more of the parties constituting Counterparty or any of its Subsidiaries;

(f)        any lack or failure of notice or any failure of Beneficiary to disclose to one or more of the parties constituting Counterparty or the Guarantor any information relating to the financial condition, operations, properties or prospects of one or more of the parties constituting Counterparty or the Guarantor, or relating to the Agreement, as the case may be, now or in the future known to Beneficiary (the Guarantor waiving any duty on the part of Beneficiary to disclose such information); or

(g)       any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Beneficiary that might otherwise constitute a defense available to, or a discharge of, one or more of the parties constituting Counterparty, the Guarantor or any other guarantor or surety.

Notwithstanding any provision to the contrary contained herein, Guarantor’s liability hereunder shall be and is specifically limited as expressly set forth in Section 1 above, and except to the extent specifically provided in the Agreement, in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, tort, or any other damages, costs, or attorney’s fees.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Beneficiary or any other Person upon the insolvency, bankruptcy or reorganization of one or more of the parties constituting Counterparty or the Guarantor or otherwise, all as though such payments had not been made. The obligations of the Guarantor under this Guaranty shall at all times rank at least pari passu in right of payment with all other unsecured and unsubordinated indebtedness (actual or contingent) of the Guarantor, except as may be required by law. This Guaranty shall continue to be effective if one or more of the parties constituting Counterparty  merges or consolidates with or into another entity, loses its separate legal identity or ceases to exist.

This Guaranty is a continuing guaranty of the payment (and not of collection) and of the performance by each of the parties constituting Counterparty of its obligations under the Agreement. In no event shall Guarantor’s liability to Beneficiary exceed Counterparty’s liability under the Agreement, notwithstanding the effect of the insolvency, bankruptcy or reorganization of Counterparty.  The Guarantor agrees that its obligations under this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of one or more parties constituting Counterparty (or the estate in bankruptcy of one or more parties constituting Counterparty) resulting from the operation of any present or future provision of the federal bankruptcy law or other similar statute.

3.
Waivers and Acknowledgments: The Guarantor hereby waives presentment, protest, acceleration, dishonor, promptness, diligence, filing of claims with a court in the event of insolvency or bankruptcy of the one or more parties constituting Counterparty, notice of acceptance of this Guaranty and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that Beneficiary protect, secure, perfect or insure any lien or any property subject thereto or exhaust any right or take any action against one or more of the parties constituting Counterparty or any other Person or entity, or any collateral. The Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

No delay of Beneficiary in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder nor shall any single or partial exercise by Beneficiary of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to Beneficiary or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Beneficiary from time to time.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
4.
Expenses:  Guarantor agrees to pay on demand any and all out-of-pocket costs, including reasonable legal fees and expenses, and other expenses incurred by Beneficiary Counterparty in enforcing Guarantor's obligations under this Guaranty.

5.
Subrogation:  The Guarantor will not exercise any right that it may now or hereafter acquire against Counterparty that arise from the existence, payment, performance or enforcement of the Guarantor’s Obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Beneficiary against Counterparty or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Counterparty, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the obligations of Counterparty under the Agreement and all other amounts payable under this Guaranty shall have been performed or paid in full in cash (and not subject to disgorgement in bankruptcy or otherwise).  If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, the Guarantor shall hold such amount as agent for the benefit of Beneficiary, which amount shall forthwith be paid to Beneficiary to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) the Guarantor shall make payment to Beneficiary of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, Beneficiary will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty by Beneficiary, of all of Beneficiary’s rights and benefits under the Agreement. In the event Guarantor performs part or all of Counterparty's obligations, Guarantor shall be entitled to Counterparty's rights and benefits under the Agreement and shall be subrogated to Counterparty's rights to Beneficiary with respect to such of Counterparty’s obligations so performed by Guarantor.

6.
Reservation of Defenses:  Guarantor agrees that except as expressly set forth herein, it will remain bound upon this Guarantee notwithstanding any defenses which, pursuant to the laws of suretyship, would otherwise relieve a guarantor of its obligations under a guaranty.  Guarantor does reserve the right to assert defenses which Counterparty may have to payment of any Guaranteed Obligation other than defenses arising from the bankruptcy or insolvency of Counterparty and other defenses expressly waived hereby.

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001
7.
Notices:  All demands, notices and other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon receipt, when mailed by U.S. mail, registered or certified, return receipt requested, postage prepaid, or personally delivered.   Notices shall be sent to the following addresses:

If to Guarantor:
Level 9, BGC Centre, 28 The Esplanade,
Perth, WA 6000,
Australia
Attn: Company Secretary

With Copy To:

If to Beneficiary:

Louisville Gas and Electric Company
[***]

Kentucky Utilities Company
[***]

8.
Demand and Payment:  Any demand by Beneficiary for performance or payment hereunder shall be in writing, signed by a duly authorized officer of Beneficiary and delivered to the Guarantor pursuant to Section 7 hereof, and shall (a) reference this Guaranty, (b) specifically identify Beneficiary, the Guaranteed Obligations to be performed or paid and the amount of such Guaranteed Obligations and (c) if applicable, set forth payment instructions.  There are no other requirements of notice, presentment or demand. Guarantor shall perform or pay, or cause to be performed or paid, such Guaranteed Obligations within [***] business days of receipt of such demand.

9.	Representations and Warranties of Guarantor: Guarantor represents and warrants that:

(a)        it is a public company incorporated under the laws of Australia and has the power and authority to execute, deliver and carry out the terms and provisions of the Guaranty;

HARTSHORNE MINING GROUP, LLC
LG&E/KU CONTRACT No. J18001

(b)       no authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

(c)        this Guaranty constitutes a valid and legally binding agreement of Guarantor, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting creditors’ rights generally and by general principles of equity.

10.	Miscellaneous:

Default.  Guarantor represents and warrants that to its best information, knowledge and belief, no default(s) of the Agreement are known to exist as of the date of this Guaranty. In the event Counterparty defaults in the performance of any Guaranteed Obligations under the Agreement, Beneficiary shall give written notice to Guarantor.  Promptly thereafter, Guarantor shall perform or cause to be performed such obligation of Counterparty as required by the Agreement.

Assignment.  The Guarantor shall not assign this Guaranty without the express written consent of the Beneficiary and any purported assignment absent such consent is void.  The Beneficiary shall be entitled to assign its rights under this Agreement in its sole discretion.

Severability. If any provision or portion of a provision of this agreement is declared void and/or unenforceable, such provision or portion shall be deemed severed from this agreement which shall otherwise remain in full force and effect.

Amendments.  No amendment of this Guaranty shall be effective unless in writing and signed by Guarantor, Counterparty and Beneficiary.  No waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless such waiver or consent shall be in writing and signed by Beneficiary.  Any such waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

Successors and Assigns.  This Guaranty shall be binding upon Guarantor, its successors and permitted assigns and inure to the benefit of and be enforceable by Beneficiary, its successors and assigns.

Prior Agreements.  The Guaranty embodies the entire agreement and understanding between Guarantor and Beneficiary and supercedes all prior agreements and understandings relating to the subject matter hereof.

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LG&E/KU CONTRACT No. J18001
Headings.  The headings in this Guaranty are for purposes of reference only, and shall not effect the meaning hereof.

11.
Limitation by Law:  All rights, remedies and powers provided in this Guaranty may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Guaranty are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Guaranty invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

12.	Governing Law: This Guaranty shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Kentucky, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer effective as of this ___ day of October, 2015 ("Effective Date").

Guarantor:	PARINGA RESOURCES LIMITED

	By:	/s/ David Gay

Name:	David Gay

Title:	C.E.O.